UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 4, 2018

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 16th Street, Suite 300, Denver, CO 80202

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 1.01. Entry into a Material Definitive Agreement.

On January 4, 2018, Real Goods Solar, Inc. (the “Company”) closed the previously announced registered offering and concurrent private placement with one institutional and accredited investor (the “Investor”) in which the Company issued and sold to the Investor (i) 800,000 shares of the Company’s Class A common stock, par value $0.0001 (“Common Stock”), (ii) a prepaid Series P Warrant to purchase 800,000 shares of Common Stock (the “Series P Warrant Shares”), and (iii) a Series O Warrant to purchase 1,600,000 shares of Common Stock (the “Series O Warrant Shares”) pursuant to the terms of the Securities Purchase Agreement, dated as of January 2, 2018, between the Company and the Investor (the “Purchase Agreement”). The Investor paid $1.15 per share of Common Stock and $1.14 per share of Common Stock underlying the Series P Warrant for aggregate gross proceeds of approximately $1.8 million. The Company received net proceeds of approximately $1.5 million at the closing, after deducting commissions to the Placement Agent (as defined below) and estimated offering expenses payable by the Company associated with the offerings.

The Company offered and sold the shares of Common Stock and the Series P Warrant, and will offer and sell the Series P Warrant Shares to the Investor pursuant to an effective registration statement on Form S-3 (File No. 333-215985). The Company offered and sold the Series O Warrant, and will offer and sell the Series O Warrant Shares, to the Investors in a concurrent private placement.

The Series O Warrant is exercisable at any time starting six months after issuance, and will remain exercisable for a period of five years thereafter at an initial exercise price of $1.47 per share, subject to adjustments for stock splits and similar events. The Series P Warrant is exercisable immediately after issuance and for a period of five years thereafter at an initial exercise price of $1.15 per share, of which $1.14 was paid at the closing with $0.01 per share payable upon exercise.

The shares of Common Stock were issued in electronic form and the Series O Warrant, the Series P Warrant and the Placement Agent Warrant (as defined under Item 3.02 below) were issued in physical form separately at the closing. None of the Series O Warrant, the Series P Warrant or the Placement Agent Warrant will be listed on any national securities exchange or other trading market and no trading market for the Series O Warrant, the Series P Warrant or the Placement Agent Warrant is expected to develop.

As previously reported, WestPark Capital, Inc. (the “Placement Agent”) acted as placement agent for the offerings. In connection with the closing of the offerings, the Company paid a cash fee of $128,240 to the Placement Agent. The Company also reimbursed $3,000 of expenses and $45,000 of legal expenses of the Placement Agent. In addition, the Company issued the Placement Agent Warrant to the Placement Agent as described under Item 3.02 below. The terms of the Placement Agent Warrant are set forth under Item 3.02 below and incorporated herein by reference.

As previously reported, the Investor has participated in the Company’s past securities offerings and the Company believes that the Investor is a beneficial owner of more than 5% of the Common Stock based on a review of the Investor’s filed Schedules 13G.

The Company previously reported the terms of the Purchase Agreement, the Series O Warrant and the Series P Warrant and the terms of the offerings under Item 1.01 of its Current Report on Form 8-K filed on January 2, 2018, and such disclosure is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure regarding the Series O Warrant set forth under Item 1.01 above is incorporated by reference in response to this Item 3.02.

In connection with the January 4, 2018 closing of the offerings described above, the Company also sold and issued to the Placement Agent for a sum of $100 a warrant (the “Placement Agent Warrant”) to purchase 128,000 shares of Common Stock (the “Placement Agent Warrant Shares”), pursuant to the terms of the engagement agreement dated December 13, 2017 between the Company and the Placement Agent (the “Placement Agency Agreement”).

The Placement Agent Warrant is exercisable upon issuance and will remain exercisable until January 2, 2023. The initial exercise price of the Placement Agent Warrant is $1.47 per share, subject to adjustments for stock splits and similar events (but not for subsequent issuances of securities; nor is the exercise price subject to a reset). The holder of the Placement Agent Warrant may elect to exercise it through a cashless exercise at any time, regardless of whether the shares of Common Stock issuable upon exercise of the Placement Agent Warrant are covered by a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in which case the holder will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Placement Agent Warrant and the Company will not receive the exercise price.

The holder may not exercise the Placement Agent Warrant and the Company may not issue shares of Common Stock under the Placement Agent Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of Common Stock. At the holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The holder of the Placement Agent Warrant is entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holder of the Placement Agent Warrant is entitled to receive any non-cash dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Placement Agent Warrant, on an “as if exercised for Common Stock” basis.

The Placement Agent Warrant prohibits the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Placement Agent Warrant) unless the successor entity assumes all of the Company’s obligations under the Placement Agent Warrant in a written agreement approved by the “required holders” of the Series O Warrant. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all of the Company’s assets, certain tender offers and other transactions that result in a change of control.

Pursuant to FINRA Rule 5110(g), the Placement Agent Warrant, and the underlying securities, will not be transferable for 6 months from the date of issuance, except the transfer of any security: (a) by operation of law or by reason of reorganization of the Company; (b) to any FINRA member firm participating in the offerings and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (c) if the aggregate amount of securities of the Company held by the holder of the Placement Agent Warrant or related persons do not exceed 1% of the securities being offered; (d) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (e) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The Series O Warrant and the Placement Agent Warrant were not registered under the Securities Act and were instead offered, and the Company expect to offer and sell the Series O Warrant Shares and the Placement Agent Warrant Shares, pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) promulgated under the Securities Act, or in the event of an issuance of Series O Warrant Shares and Placement Agent Warrant Shares on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) of the Securities Act.

Each of the Investor and the Placement Agent is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Each of the Investor and the Placement Agent, either alone or together with its representatives, has enough knowledge and experience to be considered a sophisticated investor and has access to the type of information normally provided in a prospectus for a registered securities offering, and has agreed not to resell or distribute the Series O Warrant, the Series O Warrant Shares, the Placement Agent Warrant or the Placement Agent Warrant Shares, as applicable, to the public except pursuant to sales registered or exempt from negotiation under the Securities Act. The Company will place a legend on any certificate or document representing the Series O Warrant, the Series O Warrant Shares, the Placement Agent Warrant or the Placement Agent Warrant Shares, as applicable, stating that the issuance of such securities have not been registered under the Securities Act, and that such securities cannot be sold or otherwise transferred without registration or an exemption therefrom.

The Company previously reported the terms of the Series O Warrant and the Placement Agency Agreement under Item 1.01 of its Current Report on Form 8-K filed on January 2, 2018, and such disclosure is incorporated herein by reference. The description of the Placement Agent Warrant is qualified in its entirety by reference to the copy of the Form of Placement Agent Warrant filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On January 4, 2018, the Company issued a press release announcing the closing of the offerings described in Item 1.01 above, a copy of which is attached as Exhibit 99.1 and is incorporated by reference in response to this Item 7.01.

The information under this Item 7.01 and the press release attached hereto as Exhibit 99.1 are being furnished by the Company pursuant to Item 7.01. In accordance with General Instruction B.2 of Form 8-K, the information contained under this Item 7.01 and the press release attached hereto as Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. In addition, this information shall not be deemed incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01. Other Events.

As of January 4, 2018, after closing the offerings described above, there were 8,951,845 shares of Common Stock issued and outstanding (not including shares of Common Stock issuable pursuant to the previously disclosed Cooperation Agreement, dated January 2, 2018, between the Company and the other parties thereto).

Immediately before the closing of the offerings described above, there were issued and outstanding warrants exercisable for an aggregate of 5,855,000 shares of Common Stock. Immediately after the closing of the offerings described above, there were issued and outstanding warrants exercisable for an aggregate of 8,255,000 shares of Common Stock.

Item 9.01 . Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Placement Agent Warrant, dated as of January 4, 2018, issued to WestPark Capital, Inc.
99.1	Press Release dated January 4, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Alan Fine
Alan Fine
Chief Financial Officer

Date: January 4, 2018